FORM OF
                             DISTRIBUTION AGREEMENT

         AGREEMENT made as of the 19th day of February 2005, by and between JPMorgan Value Opportunities Fund, Inc. ("Fund"), a Maryland corporation having its principal place of business at 1101 Vermont Avenue, NW, Washington, DC 2005, and JPMorgan Distribution Services, Inc. ("Distributor"), a Delaware corporation having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio 43271-1235.

         WHEREAS, the Fund is an open-end, management investment company, registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, it is intended that Distributor act as the distributor of the shares ("Shares") of the Fund; and

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services as Distributor

1.1. Distributor will act as agent for the distribution of the Shares covered by the registration statement and prospectuses of the Fund then in effect under the Securities Act of 1933, as amended ("Securities Act"). As used in this Agreement, the term "registration statement" shall mean Parts A (the prospectuses), B (the Statement of Additional Information) and C of each registration statement that is filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term "prospectus" shall mean each form of prospectus and Statement of Additional Information used by the Fund for delivery to shareholders and prospective shareholders after the effective dates of the above referenced registration statements, together with any amendments and supplements thereto.

1.2. Distributor agrees to use best efforts to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Fund understands that Distributor may presently and in the future be the distributor of the shares of several investment companies or series (together, "Companies") including Companies having investment objectives similar to those of the Fund. The Fund further understands that investors and potential investors in the Fund may invest in shares of such other Companies. The Fund agrees that Distributor's duties to such Companies shall not be deemed in conflict with its duties to the Fund under this paragraph 1.2.

         Distributor may finance appropriate activities which it deems reasonable which are primarily intended to result in the sale of the Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current Shareholders, and the printing and mailing of sales literature.

1.3. In its capacity as distributor of the Shares, all activities of Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Commission thereunder and all rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934 ("Exchange Act"). Distributor may, without further consent on the part of the Fund, subcontract for the performance of any services hereof with any affiliated or unaffiliated entity that is duly registered as a broker or dealer pursuant to Section 15 of the Exchange Act, provided, however, that Distributor shall be fully responsible to the Fund for the acts and omissions of any party with whom it contracts.

1.4. Distributor will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent and custodian for the Fund.

1.5. Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by abnormal circumstances of any kind, the Fund's officers may decline to accept any orders for, or make any sales of, the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.6. Distributor will act only on its own behalf as principal if it chooses to enter into selling agreements with selected dealers or others.

1.7. The Fund agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor may designate.

1.8. The Fund shall furnish from time to time, for use in connection with the sale of the Shares, such information with respect to the Fund and the Shares as Distributor may reasonably request; and the Fund warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Fund shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Fund's books and accounts prepared by the Fund and (b) from time to time such additional information regarding the financial condition of the Fund as Distributor may reasonably request.

1.9. The Fund represents to Distributor that, with respect to the Shares, all registration statements and prospectuses filed by the Fund with the Commission under the Securities Act have been prepared in conformity with requirements of said Act and rules and regulations of the Commission thereunder. The registration statement and prospectuses contain all statements required to be stated therein in conformity with said Act and the rules and regulations of said Commission and all statements of fact contained in any such registration statement and prospectuses are true and correct. Furthermore, neither any registration statement nor any prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The Fund shall not file any amendment to any registration statement or supplement to any prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund's right to file at any time such amendments to any registration statement and/or supplements to any prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

1.10. The Fund authorizes Distributor and dealers to use any prospectus in the form furnished from time to time in connection with the sale of the Shares. The Fund agrees to indemnify, defend and hold Distributor, its several directors, officers and employees, and any person who controls Distributor within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which Distributor, its directors, officers and employees, or any such controlling person, may incur under the Securities Act or under common law or otherwise, arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any prospectus, (ii) any omission, or alleged omission, to state a material fact, required to be stated in either any registration statement or any prospectus, or necessary to make the statements in either thereof not misleading, or (iii) any Fund advertisement or sales literature that is not in compliance with applicable laws, rules or regulations (including, but not limited to the Conduct Rules of the National Association of Securities Dealers, Inc.); provided, however, that the Fund's agreement to indemnify Distributor, its directors, officers or employees, and any such controlling person, shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any statements or representations as are contained in any prospectus, advertisement or sales literature and in such financial and other statements as are furnished in writing to the Fund by Distributor and used in the answers to the registration statement or in the corresponding statements made in the prospectus, advertisement or sales literature, or arising out of or based upon any omission or alleged omission to state a material fact in connection with the giving of such information required to be stated in such answers or necessary to make the answers not misleading; and further provided that the Fund's agreement to indemnify Distributor and the Fund's representations and warranties hereinbefore set forth in paragraph 1.9 shall not be deemed to cover any liability to the Fund or its Shareholders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Distributor's reckless disregard of its obligations and duties under this Agreement. The Fund's agreement to indemnify Distributor, its directors, officers and employees and any such controlling person, as aforesaid, is expressly conditioned upon the Fund being notified of any action brought against Distributor, its officers or employees, or any such controlling person, such notification to be given by letter or by facsimile addressed to the Fund at its principal office in Washington, DC and sent to the Fund by the person against whom such action is brought, within 10 business days after the summons or other first legal process shall have been served. The failure to so notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or allegedly untrue, statement or omission, or alleged omission, otherwise than on account of the Fund's indemnity agreement contained in this paragraph 1.10. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by Distributor, which approval shall not be unreasonably withheld. Such counsel shall consult with Distributor and give Distributor the opportunity to review any documents prepared by such counsel prior to filing the same with the court. In the event the Fund elects to assume the defense of any such suit and retain counsel of good standing approved by Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case Distributor does not approve of counsel chosen by the Fund, the Fund will reimburse Distributor, its directors, officers and employees, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Distributor or them. The Fund shall not, without the written consent of Distributor, consent to entry of any judgment or enter into any settlement. Any judgment or settlement shall include as an unconditional term the giving by the claimant or plaintiff to Distributor and its directors, officers and employees, or any such controlling person, of a release from all liability in respect to such claim or litigation. The Fund's indemnification agreement contained in this paragraph 1.10 and the Fund's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor, its directors, officers and employees, or any controlling person, and shall survive the delivery of any Shares and the termination of this Agreement.

         This Agreement of indemnity will inure exclusively to Distributor's benefit, to the benefit of its several directors, officers and employees, and their respective estates, and to the benefit of the controlling persons and their successors. The Fund agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or Directors in connection with the issue and sale of any Shares.

1.11. Distributor agrees to indemnify, defend and hold the Fund, its several officers and Directors and any person who controls the Fund within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund, its officers or Directors or any such controlling person, may incur under the Securities Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its officers or Directors or such controlling person resulting from such claims or demands, shall arise out of or be based upon any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by Distributor to the Fund and used in the answers to any of the items of the registration statement or in the corresponding statements made in the prospectuses, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by Distributor to the Fund required to be stated in such answers or necessary to make such information not misleading. Distributor's agreement to indemnify the Fund, its officers and Directors, and any such controlling person, as aforesaid, is expressly conditioned upon Distributor being notified of any action brought against the Fund, its officers or Directors, or any such controlling person, such notification to be given by letter or facsimile addressed to Distributor at its principal office in Columbus, Ohio, and sent to Distributor by the person against whom such action is brought, within 10 business days after the summons or other first legal process shall have been served. Distributor shall have the right of first control of the defense of such action, with counsel of its own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on Distributor's part, and in any other event the Fund, its officers or Directors or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure to so notify Distributor of any such action shall not relieve Distributor from any liability which Distributor may have to the Fund, its officers or Directors, or to such controlling person by reason of any such untrue or alleged untrue statement, or omission or alleged omission, otherwise than on account of Distributor's indemnity agreement contained in this paragraph 1.11.

1.12. No Shares shall be offered by either Distributor or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current prospectus as required by Section 10(b)(2) of said Act is not on file with the Commission; provided, however, that nothing contained in this paragraph 1.12 shall in any way restrict or have an application to or bearing upon the Fund's obligation to repurchase Shares from any Shareholder in accordance with the provisions of the Fund's prospectuses, Articles of Incorporation, or Bylaws.

1.13. The Fund agrees to advise Distributor as soon as reasonably practical by a notice in writing delivered to Distributor or its counsel:

(a) of any request by the Commission for amendments to the registration statement or prospectus then in effect or for additional information;

(b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or prospectus then in effect or the initiation by service of process on the Fund of any proceeding for that purpose;

(c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or prospectuses then in effect or which requires the making of a change in such registration statement or prospectus in order to make the statements therein not misleading; and

(d) of all actions of the Commission with respect to any amendment to any registration statement or prospectuses which may from time to time be filed with the Commission.

         For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission.

1.14. The Fund and Distributor acknowledge and agree on behalf of themselves and their directors, Directors, officers and employees that they may receive from each other information, or access to information, about the customers or about consumers generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained pursuant to this Agreement shall be considered confidential information. Neither party shall disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including its use under sections 248.14 and
                  248.15 of Regulation S-P (17 CFR 248.1 - 248.30) in the
                  ordinary course of carrying out the purposes of the Distribution Agreement. Distributor agrees to:

(a) Limit access to Customer Information which is obtained pursuant to this Addendum to employees who have a need to know such Customer Information to effect the purposes of this agreement;

(b) Safeguard and maintain the confidentiality and security of Customer Information which is obtained pursuant to this Addendum; and

(c) Use Customer Information obtained pursuant to this Addendum only to carry out the purposes for which the Customer Information was disclosed and for no other purpose.

                  Distributor shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

1.15. This Agreement shall be governed by the laws of the State of Delaware.

         1.16. The Distributor shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Distributor shall also provide the Fund's chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

2.       Term, Duration and Termination

         This Agreement shall become effective February 19, 2005 and, unless sooner terminated as provided herein, shall continue until October 31, 2006. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year terms, provided that such continuance is specifically approved at least annually by (a) the vote of a majority of those members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) the vote of the Fund's Board of Directors or the vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated with respect to the Fund without penalty, on not less than 60 days prior written notice, by the Fund's Board of Directors, by vote of a majority of the outstanding voting securities of the Fund or by Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" shall have the same meanings as ascribed to such terms in the 1940 Act.)

3. Sale of Shares Subject to a Front-End Sales Load

3.1. Under this Agreement, the following provisions shall apply with respect to the sale of and payment for Class A Shares sold at an offering price which includes a front-end sales load ("Front-End Load Shares") as described in the prospectuses of the Fund for the Front-End Load Shares:

(a) Distributor shall have the right to purchase Front-End Load Shares from the Fund at their net asset value and to sell such Shares to the public against orders therefor at the applicable public offering price, as defined in Section
3.2 below. Distributor also shall have the right to pay all or a portion of the sales charge referred to in Section 3.2 below to brokers, dealers, and other financial institutions and intermediaries selling Front-End Load Shares.

(b) Prior to the time of delivery of any Front-End Load Shares by the Fund to, or on the order of, Distributor, Distributor shall pay or cause to be paid to the Fund or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such Shares. Distributor may retain all or a portion of any sales charge payable to brokers, dealers, and other financial institutions and intermediaries.

3.2. The public offering price of Front-End Load Shares of the Fund shall be the net asset value of the Share, plus any applicable sales charge, all as set forth in the current prospectus for the Front-End Load Shares. The net asset value of Front-End Load Shares shall be determined in accordance with the provisions of the Articles of Incorporation and the Fund's By-Laws, and the then-current prospectus of such Shares.

3.3. The Fund reserves the right to issue, transfer or sell Front-End Load Shares at net asset value (a) in connection with merger or consolidation of the Fund with any other investment company or the acquisition by the Fund of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Shares pursuant to any exchange and reinvestment privileges described in any then-current prospectus of the Fund; and (e) otherwise in accordance with any then-current prospectus of the Fund.

4. Shares Subject to a Rule 12b-1 Fee

4.1. Under this Agreement, the following provisions shall apply with respect to the Fund's Class A Shares, which are subject to a fee under a Distribution Plan under Rule 12b-1 ("Plan") as described in the prospectus for the Fund's Class A Shares (the "Distribution Plan Class"):

(a) Distributor shall receive from the Fund all distribution fees, as applicable, at the rate and under the terms and conditions set forth in the Plan adopted by the Distribution Plan Class, as such Plan may be amended from time to time, and subject to any further limitations on such fees as the Board may impose. Distributor's right to payment of distribution fees on such Shares shall continue after termination of this Agreement, subject only to the continued effectiveness of the applicable Plan (such effectiveness controlled exclusively by the terms of the Plan).

(b) Distributor may reallow any or all of the distribution fees, which it is paid by the Fund with respect to the Distribution Plan Class of the Fund to such brokers, dealers and other financial institutions and intermediaries as Distributor may from time to time determine.

5. Shares Subject to a Contingent Deferred Sales Charge

5.1. The Fund may offer Shares subject to a contingent deferred sales charge ("CDSC"). Distributor may pay brokers, dealers and other financial institutions and intermediaries commissions with regard to the sale of CDSC Shares. Under this Agreement, the following provisions shall apply with respect to the Class B and Class C Shares, each of which feature a CDSC (a "CDSC Class") as described in the prospectus for such CDSC Classes of the Fund.

(a) Distributor shall be entitled to receive all CDSC payments on Shares of a CDSC Class. Distributor may assign or sell to a third party (a "CDSC Financing Entity") all or a part of the CDSC payments on Shares of a CDSC Class that Distributor is entitled to receive under this Agreement. Distributor's right to payment on Shares of a CDSC Class shall continue after termination of this Agreement.

(b) Distributor shall be entitled to receive all distribution fees at the rate and under the terms and conditions set forth in the Plan adopted by the Fund with respect to a CDSC Class on Shares sold. The distribution-related services rendered by Distributor for which Distributor is entitled to receive any portion of such fees shall be deemed to have been completed at the time of the initial purchase of the Shares taken into account in computing such portion of such fees. Distributor may assign or sell to a CDSC Financing Entity all or a part of the distribution fees Distributor is entitled to receive from the Fund under the Plan. Distributor's right to payment of distribution fees on such Shares shall continue after termination of this Agreement, subject only to the continued effectiveness of the Plan (such effectiveness controlled exclusively by the terms of such Plan). The Fund's obligation to pay distribution fees that are assigned to a CDSC Financing Entity or paid to the Distributor in connection with the financing of the Fund's CDSC Classes is absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever.

                  (c) Distributor shall not be required to offer or sell Shares of a CDSC Class if the Plan adopted by the CDSC Class is terminated and unless and until it has received a binding commitment from a CDSC Financing Entity (a "Commitment") satisfactory to Distributor which Commitment shall cover all expenses and fees related to the offer and sale of such Shares of the CDSC Class including but not limited to dealer reallowances, financing commitment fees, and legal fees. If at any time during the term of this Agreement the Plan adopted by the CDSC Class terminates or the then-current CDSC financing is terminated through no fault of Distributor, Distributor has the right to immediately suspend CDSC Share sales until substitute financing becomes effective.

                  (d) Distributor may enter into arrangements regarding the financing of commissions pertaining to the sale of shares of a CDSC Class only upon written approval of the Fund's Treasurer, or his or her designee, such approval not to be unreasonably withheld.

                  (e) Distributor and the Fund hereby agree that the terms and conditions set forth herein regarding the offer and sale of Shares of a CDSC Class may be amended upon approval of both parties in order to comply with the terms and conditions of any agreement with a CDSC Financing Entity to finance the costs for the offer and sale of Shares of a CDSC Class so long as such terms and conditions are in compliance with the Plan.

6.       Anti-Money Laundering

         Each of Distributor and the Fund acknowledges that it is a financial institution subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT ACT) Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. Each of Distributor and the Fund agrees that it will take such further steps, and cooperate with the other, to facilitate such compliance, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Fund, the Fund's compliance officer and the applicable regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Fund. Distributor also hereby agrees to comply with all applicable laws and regulations relating to anti-money laundering and terrorist financing and with the provisions of the Fund's and Distributor's anti-money laundering program designed to guard against money laundering activities.

7.       Counterparts

         This Agreement may be executed by the parties in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same Agreement.

                           [SIGNATURE PAGE(S) FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

                                        JPMORGAN VALUE OPPORTUNITIES FUND, INC.


                                     By: _____________________________________
                                         Name:
                                         Title:


                                         Accepted by:

                                         JPMORGAN DISTRIBUTION SERVICES, INC.


                                      By: _____________________________________
                                          Name:
                                          Title: